Exhibit 10.1

STOCK REPURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 29th day of December, 2011, by and between the entities set forth on Schedule A hereto (each, a “Seller”) and Charter Communications, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, each Seller is the beneficial owner and holder of the issued and outstanding shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of Purchaser, as set forth opposite such Seller’s name on Schedule A hereto; and

WHEREAS, the Purchaser desires to purchase said stock and the Sellers desire to sell said stock, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Class A Common Stock, it is hereby agreed as follows:

1.           PURCHASE AND SALE: Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, each Seller shall sell, convey, transfer, and deliver to the Purchaser that number of shares of Class A Common Stock set forth next to such Seller’s name on Schedule A hereto in consideration of the purchase price set forth in this Agreement (the “Purchase”).

2.           AMOUNT AND PAYMENT OF PURCHASE PRICE. The terms of delivery, payment and consideration are fully set out on Schedule B attached hereto and made a part hereof.

3.           REPRESENTATIONS AND WARRANTIES OF EACH SELLER. Each Seller hereby warrants and represents, severally and not jointly, to the Purchaser as of the date hereof and as of the closing of the sale provided for in Section 1 hereof:

(a)           Such Seller is the lawful owner of the shares of Class A Common Stock set forth opposite its name on Schedule A hereto, free and clear of all security interests, liens, encumbrances, equities and other charges.

(b)           There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the shares of Class A Common Stock set forth opposite such Seller’s name on Schedule A hereto, nor are there any securities convertible into such shares.

(c)           Such Seller has full limited partnership or limited company, as the case may be, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly authorized, executed and delivered by or on behalf of such Seller.

(d)           No consent, approval, amendment or waiver is required under any instrument or agreement to which such Seller is a party or by which such Seller is bound in connection with this Agreement or the consummation by such Seller of the transactions contemplated hereby, except for such consents, approvals, amendments and waivers as have already been obtained.

4.           REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND PURCHASER. Each Seller, severally and not jointly, and Purchaser hereby represent and warrant that there has been no act or omission by such Seller or Purchaser, respectively, which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5            INFORMATION.

(a)           Each Seller hereby acknowledges that it is aware that the Purchaser may have access to certain material, nonpublic information regarding the Purchaser, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects (the “Information”).  Any such Information may be indicative of a value of the Class A Common Stock that is substantially different than the purchase price reflected in the Purchase.

(b)           Each Seller hereby warrants and represents, severally and not jointly, to the Purchaser as of the date hereof and as of the closing of the sale provided for in Section 1 hereof:

(i)           such Seller is experienced, sophisticated and knowledgeable in the trading in securities of private and public companies and understands the disadvantage to which such Seller is subject on account of the disparity of information as between the Purchaser and such Seller;

(ii)          such Seller has independently, without reliance upon the Purchaser and based upon such information as it deemed appropriate, evaluated the business and financial condition of the Purchaser and made its own analysis and decision to sell the Class A Common Stock;

(iii)         such Seller has been given the opportunity to consult with its own counsel with respect to this Agreement and the terms hereof and has delivered this Agreement freely and voluntarily; and

(iv)        the sale of the Class A Common Stock by such Seller to the Purchaser is irrevocable.

(c)           Each Seller acknowledges that the Purchaser is relying upon this Agreement in engaging in the Purchase.

(d)           Notwithstanding the Purchaser’s possession of the Information and the absence of disclosure thereof to the Sellers, each Seller wishes to enter into the Purchase.  Each Seller, to the extent that it is acting as an agent and not as a principal, has fully advised its principal of the foregoing and the risks involved in participating in the Purchase.

(e)           Each Seller does for itself and its successors and/or assigns waive all warranties, express or implied, arising by law, equity or otherwise, with respect to its sale of the Class A Common Stock, and hereby forever releases, discharges and dismisses any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity (collectively, the “Claims”), against the Purchaser or any of its respective affiliates, including, without limitation, any and all of its present and/or past directors, officers, members, partners, employees, representatives, fiduciaries or agents, their respective successors and assigns (collectively, the “Released Parties”), in connection with the Purchase and which are based upon or arise from the existence or substance of the Information and the fact that the Information has not been disclosed to such Seller.  Each Seller also agrees that it will not institute or maintain, or assist any person to institute or maintain, any cause of action, suit, complaint or other proceeding against any Released Person in connection with the Purchase as a result of the existence or substance of the Information and the fact that the Information has not been disclosed to such Seller.  Each Seller intends to effect, to the maximum extent permitted by law, a complete and knowing waiver of its rights as set forth in this paragraph.

(f)            Each Seller hereby irrevocably indemnifies and agrees to hold harmless the Released Parties, and each of them, with respect to any and all Claims which may be instituted by such Seller or its successors and/or assigns against the Released Parties, or any of them, which is based upon or arise from the existence or substance of the Information and the fact that the Information has not been disclosed to such Seller, and agrees to reimburse the Released Parties for any legal and/or other expenses (including the cost of any investigation and preparation to defend a Claim) incurred by any of them in connection with any such Claim, whether or not resulting in any liability.

6.             GENERAL PROVISIONS.

(a) Entire Agreement. This Agreement (including the schedules hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York. The parties herein waive trial by jury and agree to submit to the personal jurisdiction of any federal court in the State of New York (unless such federal court shall decline to accept jurisdiction over a particular matter, in which case, in any state court within the State of New York) for any dispute, claim or action arising out of or related to this Agreement and hereby waive any objections to the exclusive personal jurisdiction and venue of such courts, including without limitation any objections based on forum non conveniens.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

(d)  Restriction on Assignment.  Neither party may assign this Agreement or assign or delegate any right or duty under this Agreement, in whole or in part. Any attempted assignment or delegation shall be null and void from the beginning and without further effect. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties hereto, and each of the parties’ respective representatives, heirs, administrators, successors and permitted assigns.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties below on the date first above written.

Charter Communications, Inc.

By:/s/ Christopher L. Winfrey

Name:  Christopher L. Winfrey
Title:  Executive Vice President and
Chief Financial Officer

Green Bird, L.P.

By: Green Bird GP, Ltd.
       its general partner

By: Apollo Value Management, L.P.
       its director

By: Apollo Value Management GP, LLC
       its general partner

By:/s/ Laurie D. Medley

Name:  Laurie D. Medley
Title:  Vice President

Blue Bird, L.P.

By: Blue Bird GP, Ltd.
       its general partner

By: Apollo SVF Management , L.P.
       its director

By: Apollo SVF Management GP, LLC
       its general partner

By:/s/ Laurie D. Medley

Name:  Laurie D. Medley
Title:  Vice President

AAA Co-Invest VI BC, Ltd

By:/s/ Laurie D. Medley

Name:  Laurie D. Medley
Title:  Director

 AAA Co-Invest VII BC, Ltd

By:/s/ Laurie D. Medley

Name:  Laurie D. Medley
Title:  Director

SCHEDULE A

List of Sellers & Wire Transfer Information	No. of Shares
Green Bird, L.P.	136,020
Blue Bird, L.P.	335,951
AAA Co-Invest VI BC, Ltd.	999,304
AAA Co-Invest VII BC, Ltd.	678,725

SCHEDULE B

(a)           Delivery.  Each Seller shall deliver by 10:00 am, New York City Time, on December 29, 2011 that number of shares of Class A Common Stock opposite such Seller’s name on Schedule A hereto. Such shares shall be delivered in electronic form via DWAC to BNY Mellon Shareowner Services (DTC #9234) on or before December 29, 2011.

(b)           Consideration. As consideration for each share of Class A Common Stock to be purchased pursuant to this Agreement, the Purchaser shall pay to each Seller $54.35 per share of Class A Common Stock opposite such Seller’s name on Schedule A hereto by wire transfer on the date hereof to the instructions set forth with respect to such Seller on Schedule A hereto.